Exhibit 99.1

Dear Colleagues,

As we approach year-end, I want to extend my sincerest appreciation to all of you who make this company succeed every day. As the recent engagement survey reported, you are a team that fully embraces our corporate values and takes great pride in our company. It is particularly gratifying to see the results of the United Way campaign, where once again we will be the largest corporate/employee donor in Central Maryland, and the tremendous participation in charitable holiday drives and events in and around our local communities.  Thank you for everything you do to be such great ambassadors for Constellation.

No doubt 2010 was an exciting and productive year. Our operating performance was strong, and just as importantly, we’ve executed well against the company’s long-term strategy to get more customer-centric, more geographically diverse, and more competitively efficient.   And when I think about the core attributes that distinguish the people that work for Constellation--smart, agile and resourceful—I am proud to say that those attributes were clearly on display across the company.  This year’s successes are really helping build the solid foundation to sustain our strong leading position as “America’s energy partner” for years to come.

Constellation Energy Nuclear Group, celebrating its one-year anniversary, continues to be a top industry leader in reliability.  BGE met or exceeded its goals for customer satisfaction and also met or exceeded its financial goals. We significantly increased the size of our generation portfolio through key acquisitions, including the purchase of two large natural gas plants in Texas and the successful start-up of a new natural gas plant in Alabama. We should soon close on the largest of these purchases — the 2,950 megawatt Boston Generating natural gas fleet — which would bring our total capacity to nearly 12,000 megawatts. The addition of more physical generation to match the load of our leading customer supply business is exactly the goal we set out to accomplish this year!

During the year, we took the steps necessary to further strengthen our relationships with new and existing NewEnergy customers. The acquisition of CPower more than doubled the company’s demand response portfolio, and places us third in market share in this business. The solar business is expanding in key markets and we’ll soon begin commercial operations of the new 70-megawatt wind project in western Maryland. At the same time, we have aggressively pursued and won new commercial retail business and made a strong entry into the residential markets in Maryland and New Jersey. These results are particularly impressive given the stubborn nature of this unprecedented recession!  New and innovative products, new channels, and new markets are all adding to the growth of the business and to the depth and breadth of our customer relationships.

The transformation efforts designed to make us more cost efficient and competitive have progressed amazingly well, and I think we have created a culture of continuous improvement that allows us to keep getting better. It is a credit to the whole Constellation team that we have reshaped the company in such a short time, but it was not without a lot of hard work and commitment. Thank you for embracing the need and responding.  As our markets keep evolving, it has been incredibly important that we remain agile and adaptable.

The unusual challenge we are now facing — along with all of the power sector —is that power prices have been driven to low levels due to the recession and the effects of an abundance of natural gas supplies. Since we hedge our power position by selling our future output, we have already locked in reasonably healthy prices for 2011, but 2012 is partially hedged at lower prices and represents what we expect to be the “trough” year in terms of earnings off our generation fleet.  The good news is that beyond 2012, the fleet is expected to generate better results, driven largely by the auctions for generation capacity in 2013 and 2014 that have yielded much higher prices.

So this leaves us with a challenge as we steer toward the recovery, but I view it as an opportunity to continue our journey of operational excellence across the company. And from a budgetary standpoint, our transformation work has already laid the foundation for a more efficient cost structure while maintaining the investment in our growth businesses.

Even though my sense is that the market is overly gloomy about 2012, I am concerned that its outlook could spill into our own level of engagement or confidence. Because of that, I want to state a few principles that I hope will reinforce the strength of our value system and our future:

1.

We will continue to subsidize your health care costs at competitive levels (the company covers 78 percent of those costs today). I hope you found the redesign of our benefits to be attractive and easy to understand — we have had great reviews so far.

2.

We will continue to offer and fund our pension plans as currently designed (we have, in fact, contributed over $600 million in the past two years to get our funding ratio over 90 percent!). There may be a time when we need to consider a different approach for new employees, but we feel that our plans are a strong element of our benefits for existing employees.

3.	We will continue with a leveraged incentive plan, and anticipate that your average 2010 bonuses will be at least at the 100 percent of target payout level (payable in March 2011).
4.

Finally, the company’s merit pool increases will be at more modest levels for 2011-2012, reflecting our own performance challenges and the state of the markets.  We will retain the ability to make up for that in our annual incentive program if we exceed our expectations.

What all of this means is that we should be able to mitigate some of the market effects on our performance during the next two years, and position ourselves to really benefit from a market recovery in the 2013 time frame.  Right now we are adjusting our 2011 earnings guidance range to $3.10-$3.40 per share. Our preliminary earnings guidance range for 2012 is currently $2.40-$2.70 per share. There are some opportunities on the revenue side to do better than that, particularly if power prices continue to move higher from where we last marked our power portfolio or if our commercial businesses generate more new business opportunities. By 2013, we expect to have earnings north of $3.00 per share based on current power and capacity markets.

I have always tried to emphasize the importance of earnings targets and meeting or exceeding expectations, because it has a huge bearing on our cost of capital. It is a self-fulfilling prophecy: the better we perform, the easier it is for us to attract new capital to invest in things like smart grid, new gas generation, and innovative solutions for our customers. Those investments can in turn fuel more growth.

One final thought: I’d like to invite you to please share your thoughts and feedback with me and others on the management committee. If you have a suggestion or a comment, please send an email. We value your views and want to further our company’s embrace of open, two-way communications.

As we rush around during the holidays, please remember to be safe in all your activities. Think first before you hang those lights on the gutters!

From the Shattuck family to your families, we wish you a very happy holiday. Get some rest and we all look forward to a healthy and prosperous new year.

All my best,

Mayo